Contact:  Calvin E. Jenness
                                                        Senior Vice President
                                                        Chief Financial Officer
                                                        And Treasurer
                                                        503-653-4573
                                              Release:  Immediately



Blount International, Inc. and Caterpillar Expand Forestry
Offerings with Marketing and Supply Agreements

PORTLAND, OR, March 11, 2003 - Blount International, Inc. (NYSE: BLT) today signed worldwide marketing and supply agreements with Caterpillar Inc., Peoria, Illinois, that will expand the line of purpose-built forestry equipment currently available to dealers and customers of Blount's Forestry & Industrial Equipment Division.

The long-term agreements with Caterpillar leverage both companies' capabilities in specific areas of the forestry business and expand the Prentice brand of track feller-bunchers and Hydro-Ax brand of wheel feller-bunchers already distributed by Blount-FIED dealers.

"The agreements strengthen Blount's position as a leader in the forestry industry in North America", says Jim Osterman, CEO of Blount International, Inc. "In addition, it gives Blount's Forestry & Industrial Equipment Division expanded opportunities in worldwide forestry markets."

The agreements call for Blount and Caterpillar to make available their current product offerings under a dual distribution model. Blount will continue to sell Blount branded products through its network of dealers, while Caterpillar dealers will sell Cat-powered product under the Timberking brand name. Production of equipment will occur at both Blount and Caterpillar facilities, with each company focusing on products included in their core competencies.

Blount will be solely responsible for marketing both lines, as well as providing product support to both dealer organizations. "This requires the expertise of a forestry-focused company such as Blount," says Dennis Eagan, Group President for Industrial & Power Equipment. "In addition, providing an expanded range of products and having the combined resources of Blount and Caterpillar will enhance future product development and technical advancement opportunities, thus benefiting both dealer organizations and their customers." This cooperation also provides opportunities for component sourcing from Caterpillar for Blount manufactured equipment.

Blount expects the full line of Blount-branded products and Timberking products to be available at dealerships worldwide beginning later this year.


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Blount International, Inc. is a diversified international company operating in two principal business segments: Outdoor Products and Industrial and Power Equipment. Blount International, Inc. sells its products in more than 100 countries around the world. For more information about Blount International, Inc., please visit the website at http://www.blount.com.

Forward-looking statements in this release, including without limitation the Company's "expectations", "beliefs", "indications", "estimates", "cautious optimism" and their variants, as defined by the Private Securities Litigation Reform Law of 1995, involve certain risks and actual results subsequent to the date of this announcement may differ materially.




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